Exhibit 99.1

For:  From:

A.C. Moore Arts & Crafts, Inc.  Gregory FCA Communications, Inc.

Leslie Gordon  For More Information Contact:

Chief Financial Officer Joe Crivelli

(856) 768-4930  (610) 642-8253

For Immediate Release

A.C. Moore Reports Third Quarter Results

-Company revises EPS guidance -

Berlin, New Jersey, October 19, 2005. A.C. Moore Arts & Crafts, Inc. (Nasdaq: ACMR) today announced sales for the third quarter ended September 30, 2005, grew to $115.1 million, an increase of 6.9% over sales of $107.7 million for the third quarter of 2004. Same store sales decreased 4.3% for the same period. There was a net loss in the third quarter of $1,900,000 compared with net income of $865,000 for the third quarter of 2004. The net loss per fully-diluted share was $0.10 versus net income of $0.04 per fully-diluted share in the prior comparable period.

Sales for the nine months ended September 30, 2005, were $351.5 million, an increase of 9.7% over 2004 nine months sales of $320.4 million. Same store sales declined by 1.8%. There was a net loss for the nine months of 2005 of $698,000 or $0.04 per fully-diluted share versus last year’s net income of $2.43 million or $0.12 per fully-diluted share.

Jack Parker, Chief Executive Officer, stated, “The third quarter was a very difficult one for the Company and well below our expectations. We are seeing evidence that a number of our merchandising efforts are having a positive effect as our jewelry, seasonal and floral businesses are expanding. However, we are beginning to experience declines in our yarn sales. Last year at this time we were achieving major sales increases that cannot be repeated this year given the large supply of yarn in the marketplace. Customer traffic dropped 6.2% during the quarter, which we believe was due in part to unusually hot and dry weather, as well as the adverse impact of rising gasoline prices on consumer expenditures.

Thus far in October, we have seen sales stabilize. Although it remains challenging to project sales for the fourth quarter, our current expectations for same store sales are from flat, to a low single digit increase compared to the fourth quarter of 2004. This would place 2005 fourth quarter earnings per fully diluted share between $0.65 and $0.73.”

A.C. Moore will host a conference call today, Wednesday, October 19, 2005 at 5:00 PM Eastern Daylight time to discuss these financial results in detail. To participate, please call 973-409-9254. If you are unable to access the live call, please dial 973-341-3080 and enter pin number 6579218 to access the taped digital replay. The replay will be available at approximately 7:00 PM on October 19th and will remain available until Wednesday, October 26th at 11:59 PM Eastern Daylight time.

A simultaneous webcast of the conference call may be accessed at http://www.acmoore.com. Go to “Investor Relations” and click on “Corporate Profile.” To listen to the live call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. An archive of the conference call will be available approximately two hours after the conference call ends and will remain available on the company’s website until October 19, 2006.

A. C. Moore operates arts and crafts stores that offer a vast assortment of traditional and contemporary arts and crafts merchandise for a wide range of customers. The Company operates 105 stores in the Eastern United States. For more information about the Company, visit our website at www.acmoore.com.

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This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore's current expectations and assumptions as of this date. The Company undertakes no obligation to update or revise any forward-looking statement whether the result of new developments or otherwise. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, the impact of the adoption of EITF Issue 02-16, customer demand and trends in the arts and crafts industry, related inventory risks due to shifts in customer demand, the effect of economic conditions, the impact of weather conditions, the impact of competitors’ locations or pricing, the availability of acceptable real estate locations for new stores, difficulties with respect to new system technologies, supply constraints or difficulties, the effectiveness of advertising strategies, the impact of the threat of terrorist attacks and war, the uncertainty of the final resolution of the insurance claim relating to the roof collapse, our ability to maintain an effective system of internal control over financial reporting, and other risks detailed in the Company's Securities and Exchange Commission filings.

Tables to Follow

A.C. MOORE ARTS & CRAFTS, INC.
CONSOLIDATED STATEMENT OF INCOME
(dollars in thousands, except per share data)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,

	2005	2004	2005	2004

Net sales	$115,094	$107,713	$351,462	$320,376
Cost of sales	68,402	64,010	210,953	195,401

Gross Margin	46,692	43,703	140,509	124,975

Selling, general and administrative expenses	48,426	40,795	139,036	118,800

Store pre-opening expenses	1,194	1,488	2,300	2,456
Income (loss) from operations	(2,928)	1,420	(827)	3,719
Net interest expense (income)	202	14	324	(229)
Income (loss) before income taxes	(3,130)	1,406	(1,151)	3,948
Provision for income taxes	(1,230)	541	(453)	1,520
Net income (loss)	$(1,900)	$865	$(698)	$2,428

Basic net income (loss) per share	$(0.10)	$0.04	$(0.04)	$0.12

Diluted net income (loss) per share	$(0.10)	$0.04	$(0.04)	$0.12

Weighted average shares outstanding	19,807,508	19,491,215	19,740,392	19,435,003

Weighted average shares outstanding
plus impact of stock options	19,807,508	20,113,792	19,740,392	20,054,646

A.C. MOORE ARTS & CRAFTS, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	September 30,

	2005	2004

ASSETS

Current assets:
Cash and cash equivalents	$15,701	$27,730
Marketable securities	12,554	13,368

Inventories	166,997	137,976

Prepaid expenses and other current assets	11,935	10,266

	207,187	189,340

Property and equipment, net	87,089	80,762

Other assets	1,432	1,742
	$295,708	$271,844

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$2,571	$2,571
Trade accounts payable	45,225	40,602
Other current liabilities	10,374	12,325

	58,170	55,498

Long-term liabilities:
Long-term debt	24,857	27,429
Deferred tax liability	7,841	6,969

Accrued lease liability	16,939	12,321
	49,637	46,719
	107,807	102,217

Shareholders' Equity	187,901	169,627

	$295,708	$271,844